Exhibit10.2

SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

THIS SECOND AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into as of the 11th day of August, 2021 (the “Effective Date”), by and between FG Financial Group, Inc. (the “Company”) and Sequoia Financial LLC (“SF”), it being acknowledged and agreed that Hassan Raza Baqar (“Consultant” or “Mr. Baqar”) would be providing the services described herein on behalf of SF.

WITNESSETH:

WHEREAS, on April 1, 2020, the Company and SF entered into an Amended and Restated Management Services Agreement (the “Original Agreement) and wish to amend and restate the Original Agreement by entering into this Agreement; and

WHEREAS, Company believes that it would be beneficial to retain the services of Consultant; and

WHEREAS, the parties desire to reduce the terms of such consultant relationship to writing.

NOW, THEREFORE, in consideration of the foregoing and the terms, covenants, and conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, mutually agree as follows:

1. Term and Termination

1.1 Term. The term of this Agreement shall begin on the Effective Date and shall end twelve (12) months after the Effective Date (the “ Initial Term”), unless terminated earlier as provided by this Agreement. Unless either party provides the other with ninety (90) day’s written notice, this Agreement will renew for a subsequent twelve (12) month period (the “Subsequent Term”, and together with the Initial Term, the “Term”).

1.2 Termination by SF or Company. Subject to any notice requirements applicable under Section 3 of this Agreement, the Company may terminate this Agreement for Cause, at any time upon fifteen (15) days’ prior written notice to SF. Either party may terminate this Agreement for any reason with ninety (90) days prior written notice to the other. Upon any such termination, Consultant shall be entitled to only such payment as set forth in Section 3, below. Subject to any notice requirements applicable under Section 3 of this Agreement, SF may terminate this Agreement for Good Reason.

1.3 Survival. The rights and obligations contained in Section 5 (“Representations and Warranties”), and 10 (“Non-solicit of Employees”) will survive any termination or expiration of this Agreement.

2. Scope of Consulting

The Company hereby confirms its engagement of Consultant, and Consultant hereby confirms his acceptance of such engagement, to act as the Company’s Chief Financial Officer. As Chief Financial Officer, Consultant shall perform such services and duties (the “Services”) as required by the Board of Directors and Chief Executive Officer, to whom he shall report, including but not limited to those responsibilities set out in Appendix A of this Agreement. In the performance of the Services under this Agreement, the Company will rely on the Consultant to provide his best efforts and as much time as necessary to provide leadership for the Company. The time devoted to accomplish the duties hereunder shall be within the Consultant’s control and it is expected that Consultant will devote adequate time in order to provide the Services commensurate with the position of a chief financial officer of a public company and to the reasonable satisfaction of the Company.

3. Compensation

3.1 In consideration of the full and faithful performance of the Services herein covenanted, the Company agrees to pay Consultant the sum of $40,000 per month (the “Consulting Fees”). Payment for the remainder of the full Term will be provided in lumpsum to the Consultant at the time of termination if terminated for Good Reason by Consultant. Upon a termination by either party without Cause or Good Reason, payment for the remainder of the full Term will be provided in lumpsum to the Consultant subject to a maximum of three (3) months. Upon termination by the Company for Cause, payment of Consulting Fees will stop immediately upon the effective date of termination.

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3.2 Definitions. For purposes of this Agreement, the following definitions shall apply:

(a) “Cause” shall mean that the Consultant: (a) is convicted of, or pleads nolo contendere to, any felony or other offense involving moral turpitude or any crime related to his service, or commits any unlawful act of personal dishonesty resulting in personal enrichment in respect of his relationship with the Company or any subsidiary or affiliate or otherwise detrimental to the Company in any material respect; (b) fails to consistently perform the Services in good faith and to the best of his ability; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this clause unless it has first provided the Consultant with written notice and an opportunity to cure such failure; (c) willfully disregards or fails to follow instructions from the Board to do any legal act related to the Company’s business and/or the Services; (d) willfully disregards or violates material provisions of the Company’s Code of Conduct or other corporate policies; or (e) exhibits habitual drunkenness or engages in substance abuse which in any way materially affects his ability to perform the Services.

(b) “Good Reason” shall mean that Consultant terminates this Agreement as a result of (i) (A) the Company making a material adverse change in the terms of this Agreement, (B) a material reduction of the Consulting Fees specified in this Agreement, or (C) the Company (or any successor thereto) materially breaching the terms of this Agreement, any of which events occurs without Consultant’s written consent; (ii) Consultant provides written notice to the Board within the sixty (60) days immediately following such material change or reduction; (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and (iv) Consultant’s termination of this Agreement is effective not later than ninety (90) days after the expiration of such thirty (30) day cure period.

3.3 In addition to the foregoing, the Company shall pay all of Consultant’s reasonable expenses associated with the performance of the duties as Chief Financial Officer. Invoices for the reimbursable expenses shall be sent to the Company no later than the tenth day of the month following each month. The Company shall pay Consultant’s invoices within seven (7) days of the receipt thereof.

4. Ownership of Work Product

Consultant hereby assigns to the Company all right, title and interest in and to any work product created by Consultant, or to which Consultant contributes, pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights contained therein. Consultant agrees to execute, at the Company’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of the Company’s request, Consultant hereby irrevocably appoints the Company as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest.

5. Representations and Warranties

Consultant represents and warrants that: (a) Consultant has the right and unrestricted ability to assign the Work Product to the Company as set forth in Section 4, and (b) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law.

6. Place of Work

It is understood that the Services will be rendered from the Company’s offices, the Consultant’s office and at third-party locations where appropriate.

7. Independent Contractor Relationship

Consultant’s relationship with the Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Consultant will take no position with respect to or on any tax return or application for benefits, or in any proceeding directly or indirectly involving Company, that is inconsistent with Consultant being an independent contractor (and not an employee) of the Company. As Chief Financial Officer, Consultant shall have authority to make binding decisions and contractual commitments on behalf of the Company consistent with the authority granted by the Board.

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Consultant is not and will not be considered an employee of the Company, and as a result will not be entitled to benefits based on work performed under this Agreement provided by the Company to its employees including but not limited to life insurance, death benefits, accident or health insurance, qualified pension or retirement plans, or any other employee benefit. Consultant hereby waives any right to said Company employee benefits by executing this Agreement. If, notwithstanding the foregoing, Consultant is reclassified as an employee of Company, or any affiliate of Company, by the U.S. Internal Revenue Service, the U.S. Department of Labor, or any other federal or state or foreign agency as the result of any administrative or judicial proceeding, Consultant agrees that Consultant will not, as the result of such reclassification, be entitled to or eligible for, on either a prospective or a retrospective basis, any employee benefits under any plans or programs established or maintained by the Company.

Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. Consultant will comply with all applicable federal, state, local, and foreign laws governing self-employed individuals, including laws requiring the payment of taxes, such as income and employment taxes, and social security, disability, and other contributions. No part of Consultant’s compensation will be subject to withholding by the Company for the payment of any social security, federal, state or any other employee payroll taxes. The Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

8. Confidentiality and Return of Property

Mr. Baqar, recognizes that the work in which he will be engaged under this Agreement is of a proprietary nature. During the Term, SF and Consultant may have access to or become familiar with information of a confidential or proprietary nature that pertains to the business operations of the Company, its affiliates and its and their respective clients (“Confidential Information”). Such Confidential Information includes, but is not limited to, the following: information about clients; client relationships and prospective clients; information about pending or completed matters; Company programs, policies, manuals and forms; Company operations; information relating to Company employees; and any other trade secrets, inventions, know-how, processes, ideas, concepts and methodologies. Confidential Information does not include information that (i) is or becomes generally available to the public other than as a result of disclosure by Consultant or SF or (ii) was or becomes available to Consultant or SF on a non-confidential basis from a third party provided that such third party is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to Consultant or SF by a contractual, legal or fiduciary obligation to the Company with respect to the information to Consultant or SF or (iii) is, or Consultant or SF can demonstrate was, independently acquired, developed or conceived of by Consultant or SF or any of its representatives without reference to the Confidential Information. SF and Consultant hereby agree not to disclose any Confidential Information, directly or indirectly, or use it in any way, either during the Term or at any time thereafter, except as required by law, rule, regulation, regulatory body or legal process or in the performance of the Services.

SF and Consultant agree that upon expiration of the Term for any reason and upon request by the Company at any time, SF and Consultant will, as promptly as practicable, (i) return to the Company all documents, memoranda, files, computer disks or electronic storage devices, property, data and other materials (and all copies of such materials), in any form or media sent to or produced by or on behalf of the Company, its affiliates and/or its and their respective clients or containing Confidential Information or otherwise belonging to the Company, its affiliates and its and their respective investments, investors or clients and (ii) delete from Consultant’s own devices and accounts all additional electronic copies of the Confidential Information.

The obligations under this Section 8 shall survive the termination of this Agreement.

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9. Outside Interests

The Company acknowledges and agrees that Consultant’s provision of Services hereunder is non-exclusive and SF and Consultant currently have multiple interests and engagements that may be conflicting or competing with the Company. SF and Consultant shall also be entitled to enter into contracts for service or employment with other entities from time to time, subject to compliance with the terms outlined in this Agreement and continued provision of the Services to the reasonable satisfaction of the Company. For the avoidance of doubt, Consultant shall manage future conflicts, potential or real, between his own personal and financial interests and that of FGF, and shall comply with the FGF conflict of interest policy as adopted and revised by the Board of Directors from time to time. Understanding that Consultant will devote adequate time in order to provide the Services commensurate with the position of a chief financial officer of a public company and to the reasonable satisfaction of the Company , Consultant shall be free to engage in independent consulting relationships and pursue personal business activities unrelated to his duties at FGF to the extent consistent with the conflict of interest policy. Schedule B provides a list of pre-existing conflicts that will be deemed to be pre-approved conflicts. Any such conflicts or related party transactions will be communicated to the FGF Board or Audit Committee, as appropriate, and be disclosed in appropriate public documents (e.g. Proxy Statements, 8k, 10k, etc.) Other than SPACs or other investments where FGF is a significant investor or otherwise, it is recommended (but not required) that Consultant limit involvement on public company boards other than FGF. For the avoidance of doubt, it is understood that Consultant is not obligated to resign from any board or officer positions identified on Appendix B and held at the time this agreement was executed.

10. Non-solicit of Employees

During this Agreement, and for a period of six months immediately following its termination, SF and Consultant agree not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with the Company.

11. Successors and Assigns

Neither SF nor Consultant may subcontract or otherwise delegate its obligations under this Agreement without the Company’s prior written consent. Subject to the foregoing, this Agreement will be for the benefit of the Company’s successors and assigns, and will be binding on assignees of SF and Consultant.

12. Waiver

The failure of either party to insist in any one or more instances upon performance of any terms or conditions of this Agreement shall not be construed as a waiver of future performance of any such term, covenant, or condition, but the obligations of either party with respect thereto shall continue in full force and effect.

13. Notice

All notices to be provided hereunder shall be in writing and delivered and mailed (or emailed) to the parties at the address (or email address) that each party provides the other from time to time in writing.

14. Indemnification

The parties hereto also expressly agree that SF and Consultant, including any officer, director, partner, principal, employee, agent or other affiliate of SF and Consultant, (each hereinafter referred to as an “Indemnitee”) shall not have any liability, responsibility or accountability whatsoever in damages or otherwise to the shareholders of Company or to Company (including its affiliates) for any debt, obligation, or liability of, or loss suffered by Company or its affiliates that arises out of any act or omission performed or omitted by such Indemnitee, except to the extent of acts or omissions that constitute fraud, gross negligence, willful misconduct or a knowing violation of law by such Indemnitee. Each Indemnitee shall be indemnified by Company, and Company hereby agrees to defend, indemnify, pay, protect and hold harmless the Indemnitee (on the demand of and to the satisfaction of such Indemnitee), to the fullest amount available or permitted under law, from and against any and all liabilities, obligations, losses, damages, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature arising by reason of the fact that such Indemnitee is or was providing Services to Company (including its affiliates) or is or was serving as a director, officer or other representative of Company or a subsidiary of Company at the request of Company except to the extent of acts or omissions that constitute fraud, gross negligence, willful misconduct or a knowing violation of law by such Indemnitee. The foregoing indemnification includes, without limitation, all reasonable legal fees, costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings instituted against such Indemnitee or Company (including its affiliates) and all costs of investigation in connection therewith that may be imposed on, incurred by or asserted against the Indemnitee or Company (including its affiliates) in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of Company (including its affiliates), or on the part of the Indemnitee, except to the extent of acts or omissions that constitute fraud, gross negligence, willful misconduct or a knowing violation of law by such Indemnitee. If any action, suit or proceeding shall be brought, filed, served, or be pending against Company (including its affiliates) or the Indemnitee relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on either of their parts, the Indemnitee shall have the right to employ, at the sole expense of Company, separate counsel of its choice in such action, suit or proceeding.

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Any expenses (including reasonable attorneys’ fees) incurred by any Indemnitee in defending any action, suit or proceeding shall be paid by the Company in advance of the final disposition of such matter if such Indemnitee expressly agrees to repay in full all such amounts if such Indemnitee shall ultimately be determined not to be entitled to indemnification under this Agreement.

15. Miscellaneous

15.1 This Agreement is governed by the laws of the State of Delaware without reference to any conflict of laws principles that would require the application of the laws of any other jurisdiction. Consultant irrevocably consents to the personal jurisdiction of the state and federal courts located in Delaware for any suit or action arising from or related to this Agreement, and waives any right Consultant may have to object to the venue of such courts. Consultant further agrees that these courts will have exclusive jurisdiction over any such suit or action initiated by Consultant against Company.

15.2 This Agreement forms the complete and exclusive statement of SF’s and Consultant’s agreement with the Company concerning the subject matter hereof. The terms in this Agreement supersede any other representations or agreements made to SF and Consultant by any party whether oral or written. The terms of this Agreement cannot be changed without written agreement signed by SF, Consultant and a duly authorized officer of the Company.

15.3 In case any provision contained in this Agreement shall, for any reason, be held invalid or unenforceable in any respect, such provision will be construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law.

15.4 SF’s and Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and, in the event of such breach, the Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:		Consultant:

FG Financial Group, Inc.		Sequoia Financial LLC

By:	/s/ Larry G. Swets, Jr.		/s/ Hassan R. Baqar

Name:	Larry G. Swets, Jr.	By:	Hassan R. Baqar

Title:	Chief Executive Officer	Title:	Managing Member

Hassan R. Baqar, in his individual capacity (solely in regard to Sections 8, 9 and 10 of this Agreement)

/s/ Hassan R. Baqar

By:	Hassan R. Baqar

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APPENDIX A

-	Assist with the capital markets initiatives of the Company.

-	Assist with the investor relations.

-	Manage the SPAC platform activities of the Company.

-	Assist with the activities of reinsurance business.

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SCHEDULE B

-	Ownership in and positions held at all currently active or future SPACs launched outside of Company’s SPAC platform.

-	Consultant’s ownership interests in FG SPAC Partners, LP.

-	Ownership of and/or any positions held at B-Scada, Inc. or its subsidiaries.

-	Ownership of and/or any positions held at Unbounded Media Corporation or its subsidiaries.

-	Ownership of and/or any positions held at GreenFirst Forest Products Inc. or its subsidiaries.

-	Positions held at Insurance Income Strategies Ltd. or its subsidiaries.

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